EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of GetGo Inc. (formerly Getgo Mail.com Inc.) on Form S-8 of our report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern) dated July 16, 2001, appearing in the Annual Report on Form 20-F of GetGo Inc. (formerly GetGo Mail.com Inc.) for the year ended December 31, 2000.

We also consent to the reference to us under the heading "Experts" in such registration statement.


Deloitte Touche Tohmatsu

Hong Kong
September 7, 2001